EXHIBIT 8.1

[Form of Tax Opinion of McDermott Will & Emery LLP]

[                    ], 2018

Kingsway Financial Services Inc.

45 St. Clair Avenue West, Suite 400

Toronto, Ontario

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States counsel for Kingsway Financial Services Inc., (the “Company”) in connection with its domestication from Ontario, Canada to the State of Delaware (the “Domestication”), by filing with the Secretary of State of the State of Delaware a certificate of corporate domestication pursuant to Section 388 of the Delaware General Corporation Law and a certificate of incorporation.

This opinion is being delivered in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on [                    ], 2018 (which contains a prospectus and management proxy circular of the Company) (the “Registration Statement”).

We have participated in the preparation of the discussion in the Registration Statement under the heading, “U.S. Federal and Canadian Income Tax Considerations — U.S. Federal Income Tax Considerations.” Subject to the assumptions, limitations and qualifications set forth therein, we hereby confirm that it is our opinion that the discussion therein sets forth the material U.S. federal income tax consequences of the Domestication generally applicable to holders of common shares. However, we express no opinion as to whether the Company is or has ever been a passive foreign investment company (a PFIC) within the meaning of section 1297 of the Internal Revenue Code of 1986, as amended.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,